EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

As of Dec. 26, 1997, Registrant was the beneficial owner of 100% of the common stock the following significant subsidiaries:

       CSX  Transportation  Inc.  (a Virginia  corporation),
       Sea-Land  Service  Inc. (a Delaware  corporation),
       CSX Intermodal Inc. (a Delaware  corporation) and
       American  Commercial Lines Inc. (a Delaware corporation).

As  of  Dec.  26,  1997,  the  other   subsidiaries   included  in  registrant's
consolidated financial statements, and all other subsidiaries considered in the aggregate as a single subsidiary, did not constitute a significant subsidiary.